                                 SCHEDULE 13D/A
                                 (Rule 13d-101)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934
                                 Amendment No. 4


                       Chicago Bridge & Iron Company N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value Euro 0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    N19808109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

       Thomas R. Denison - First Reserve Corporation, One Lafayette Place,
                      Greenwich, CT 06830, (203) 625-2520
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 October 8, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                ------------------------
CUSIP No. N19808109               SCHEDULE 13D                 Page 2 of 9 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Reserve Corporation
      I.R.S. No.:  06-1210123
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                              (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                           7     SOLE VOTING POWER
      NUMBER OF
       SHARES                    0
     BENEFICIALLY         ------------------------------------------------------
      OWNED BY             8     SHARED VOTING POWER
       EACH
     REPORTING                   6,270,595
      PERSON              ------------------------------------------------------
       WITH                9     SOLE DISPOSITIVE POWER

                                 0
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 6,270,595
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,270,595
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

      13.65%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------                                ------------------------
CUSIP No. N19808109               SCHEDULE 13D                 Page 3 of 9 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Reserve Fund VIII, L.P.
      I.R.S. No.:  06-1507364
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                              (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                           7     SOLE VOTING POWER
      NUMBER OF
       SHARES                    0
     BENEFICIALLY         ------------------------------------------------------
      OWNED BY             8     SHARED VOTING POWER
       EACH
     REPORTING                   6,270,595
      PERSON              ------------------------------------------------------
       WITH                9     SOLE DISPOSITIVE POWER

                                 0
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 6,270,595
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,270,595
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

      13.65%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------                                ------------------------
CUSIP No. N19808109               SCHEDULE 13D                 Page 4 of 9 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Reserve GP VIII, L.P.
      I.R.S. No.:  06-1507318
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                              (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                           7     SOLE VOTING POWER
      NUMBER OF
       SHARES                    0
     BENEFICIALLY         ------------------------------------------------------
      OWNED BY             8     SHARED VOTING POWER
       EACH
     REPORTING                   6,270,595
      PERSON              ------------------------------------------------------
       WITH                9     SOLE DISPOSITIVE POWER

                                 0
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 6,270,595
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,270,595
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

      13.65%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 4 to the statement on Schedule 13D originally filed on January 8, 2001, as amended on February 8, 2001, July 2, 2003 and July 10, 2003 (the "Statement"), is filed by First Reserve Fund VIII, L.P. ("Fund VIII"), First Reserve GP VIII, L.P. ("GP VIII"), and First Reserve Corporation ("First Reserve," and together with Fund VIII and GP VIII, the "Reporting Persons") and relates to the Common Stock, par value Euro 0.01 per share (the "Common Stock"), of Chicago Bridge & Iron Company N.V., a Company organized under the laws of the Netherlands (the "Issuer" or "CB&I"). That Schedule 13D is hereby amended as set forth below.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted in its entirety and replaced with the following:

         As of October 8, 2003, the Reporting Persons beneficially owned an aggregate of 6,270,595 shares of Common Stock, constituting approximately 13.65% of the Common Stock outstanding based on 45,940,399 shares of Common Stock outstanding as of July 31, 2003, as reported in CB&I's periodic report filed on Form 10-Q on August 14, 2003.

         (a) As of the date hereof, the Reporting Persons are the beneficial owners of CB&I Common Stock in the numbers and percentages set forth in the table below:

                                   NUMBER OF SHARES
                                     BENEFICIALLY          PERCENTAGE
           REPORTING PARTY               OWNED              OF CLASS
           ---------------         ----------------        ----------
            Fund VIII (1)             6,270,595(2)           13.65%

             GP VIII (1)              6,270,595(2)           13.65%

          First Reserve (1)           6,270,595(2)           13.65%

         (1) GP VIII is the general partner of Fund VIII and may be deemed to beneficially own the shares of Common Stock owned by Fund VIII. First Reserve, as the general partner of GP VIII may be deemed to beneficially own all of the shares of Common Stock owned by Fund VIII and GP VIII.

         (2) Consists of 6,310,895 shares of Common Stock held directly by Fund VIII, 4,000 shares of Common Stock underlying stock options issued to Ben Guill with an exercise price of $14.85, 4,000 shares of Common Stock underlying stock options issued to Ben Guill with an exercise price of $16.025, and 2,200 shares held by Ben Guill. The option shares issued to Mr. Guill and the shares held by Mr. Guill were issued to Mr. Guill in his capacity as a director of CB&I. Fund VIII may be deemed to share dispositive and voting control over the 8,000 shares underlying the options issued to Mr. Guill and the 2,200 shares held by Mr. Guill.

         (b) Fund VIII shares with its general partner the power to vote or to direct the vote of the shares directly held by it. GP VIII, as the general partner of Fund VIII, and First Reserve, in its role as general partner of GP VIII, shares with Fund VIII the power to cause Fund VIII to dispose of or vote the shares of Common Stock directly held by Fund VIII.

         (c) During the past 60 days, the following transactions were effected:

REPORTING                                    NUMBER OF
  PARTY                     DATE               SHARES              PRICE                        TRANSACTION
---------                   ----             ---------             -----                        -----------
Fund VIII                  9/25/03              900                $28.10                       Common sold

Fund VIII                  9/25/03              100                $28.08                       Common sold

Fund VIII                  9/25/03              700                $28.07                       Common sold

Fund VIII                  9/25/03              100                $28.06                       Common sold

Fund VIII                  9/25/03            10,100               $28.05                       Common sold

Fund VIII                  9/25/03              300                $28.07                       Common sold

Fund VIII                  9/25/03              100                $28.06                       Common sold

Fund VIII                  9/25/03            12,700               $28.05                       Common sold

Fund VIII                  9/25/03            10,000               $28.00                       Common sold

Fund VIII                  9/25/03              400                $27.90                       Common sold

Fund VIII                  9/25/03             7,100               $27,90                       Common sold

Fund VIII                  9/25/03             7,500               $27.90                       Common sold

Fund VIII                  9/25/03             5,000               $27.99                       Common sold

Fund VIII                  9/25/03             5,000               $27.98                       Common sold

Fund VIII                  9/25/03             4,600               $28.00                       Common sold

Fund VIII                  9/25/03             5,000               $27.95                       Common sold

Fund VIII                  9/25/03              400                $28.00                       Common sold

Fund VIII                  9/25/03              200                $28.03                       Common sold

Fund VIII                  9/25/03             4,800               $28.00                       Common sold

Fund VIII                  9/25/03              600                $27.94                       Common sold

Fund VIII                  9/25/03              400                $27.93                       Common sold

Fund VIII                  9/25/03             9,000               $27.92                       Common sold

Fund VIII                  9/25/03             5,000               $27.99                       Common sold

Fund VIII                  9/25/03              200                $27.92                       Common sold

Fund VIII                  9/25/03             9,800               $27.90                       Common sold

Fund VIII                  9/26/03              300                $27.70                       Common sold

Fund VIII                  9/26/03              400                $27.66                       Common sold

Fund VIII                  9/26/03              400                $27.60                       Common sold

Fund VIII                  9/26/03             2,000               $27.52                       Common sold

Fund VIII                  9/26/03              900                $27.51                       Common sold

Fund VIII                  9/26/03             1,400               $27.50                       Common sold

Fund VIII                  9/26/03              100                $27.48                       Common sold

Fund VIII                  9/26/03             1,000               $27.45                       Common sold

Fund VIII                  9/26/03             2,200               $27.50                       Common sold

Fund VIII                  9/26/03              200                $27.48                       Common sold

Fund VIII                  9/26/03             5,200               $27.05                       Common sold

Fund VIII                  9/26/03              300                $27.06                       Common sold

Fund VIII                  9/26/03              100                $27.09                       Common sold

Fund VIII                  9/26/03              500                $27.25                       Common sold

Fund VIII                  9/26/03              100                $27.16                       Common sold

Fund VIII                  9/26/03              100                $27.17                       Common sold

Fund VIII                  9/26/03              200                $27.16                       Common sold

Fund VIII                  9/26/03             9,600               $27.15                       Common sold

Fund VIII                  9/26/03             5,000               $27.05                       Common sold

Fund VIII                  9/26/03              200                $27.00                       Common sold

Fund VIII                  9/26/03             1,000               $26.75                       Common sold

Fund VIII                  9/26/03             4,000               $26.70                       Common sold

Fund VIII                  9/26/03             5,000               $26.60                       Common sold

Fund VIII                  9/26/03             2,000               $27.00                       Common sold

Fund VIII                  9/26/03             1,100               $27.10                       Common sold

Fund VIII                  9/26/03              500                $27.00                       Common sold

Fund VIII                  9/26/03              100                $27.02                       Common sold

Fund VIII                  9/26/03             1,100               $27.10                       Common sold

Fund VIII                  9/26/03              100                $27.15                       Common sold

Fund VIII                  9/26/03              300                $27.20                       Common sold

Fund VIII                  9/26/03             4,600               $27.25                       Common sold

Fund VIII                  9/26/03             2,100               $27.40                       Common sold

Fund VIII                  9/26/03             1,000               $27.28                       Common sold

Fund VIII                  9/26/03              100                $27.30                       Common sold

Fund VIII                  9/26/03              200                $27.29                       Common sold

Fund VIII                  9/26/03             6,600               $27.27                       Common sold

Fund VIII                  9/26/03             1,500               $27.35                       Common sold

Fund VIII                  9/26/03              300                $27.30                       Common sold

Fund VIII                  9/26/03              500                $27.35                       Common sold

Fund VIII                  9/26/03              800                $27.31                       Common sold

Fund VIII                  9/26/03              500                $27.41                       Common sold

Fund VIII                  9/26/03              200                $27.35                       Common sold

Fund VIII                  9/26/03              100                $27.27                       Common sold

Fund VIII                  9/26/03             1,100               $27.25                       Common sold

Fund VIII                  9/26/03              800                $27.30                       Common sold

Fund VIII                  9/26/03              300                $27.21                       Common sold

Fund VIII                  9/26/03              300                $27.20                       Common sold

Fund VIII                  9/26/03             5,000               $27.21                       Common sold

Fund VIII                  9/29/03             1,500               $26.75                       Common sold

Fund VIII                  9/29/03             1,100               $26.78                       Common sold

Fund VIII                  9/29/03              200                $26.83                       Common sold

Fund VIII                  9/29/03             4,000               $26.80                       Common sold

Fund VIII                  9/29/03              600                $26.88                       Common sold

Fund VIII                  9/29/03              300                $26.82                       Common sold

Fund VIII                  9/29/03            10,800               $26.90                       Common sold

Fund VIII                  9/29/03             1,700               $26.85                       Common sold

Fund VIII                  9/29/03             1,100               $26.84                       Common sold

Fund VIII                  9/29/03              100                $26.83                       Common sold

Fund VIII                  9/29/03             1,000               $26.81                       Common sold

Fund VIII                  9/29/03             2,000               $26.77                       Common sold

Fund VIII                  9/29/03              200                $26.76                       Common sold

Fund VIII                  9/29/03              600                $26.96                       Common sold

Fund VIII                  9/29/03             1,200               $27.02                       Common sold

Fund VIII                  9/29/03             1,800               $26.97                       Common sold

Fund VIII                  9/29/03             3,000               $26.98                       Common sold

Fund VIII                  9/29/03             1,000               $26.94                       Common sold

Fund VIII                  9/29/03              100                $26.87                       Common sold

Fund VIII                  9/29/03              800                $26.92                       Common sold

Fund VIII                  9/29/03             2,000               $26.95                       Common sold

Fund VIII                  9/29/03              100                $26.91                       Common sold

Fund VIII                  9/29/03             1,000               $27.07                       Common sold

Fund VIII                  9/29/03             3,100               $27.00                       Common sold

Fund VIII                  9/29/03             1,200               $26.86                       Common sold

Fund VIII                  9/29/03             1,700               $26.89                       Common sold

Fund VIII                  9/30/03             2,200               $27.10                       Common sold

Fund VIII                  9/30/03             9,900               $27.07                       Common sold

Fund VIII                  9/30/03             9,300               $27.05                       Common sold

Fund VIII                  9/30/03              700                $27.03                       Common sold

Fund VIII                  9/30/03             4,100               $27.00                       Common sold

Fund VIII                  9/30/03             5,000               $26.97                       Common sold

Fund VIII                  9/30/03              300                $27.02                       Common sold

Fund VIII                  9/30/03             2,900               $27.06                       Common sold

Fund VIII                  9/30/03             2,800               $27.08                       Common sold

Fund VIII                  9/30/03             1,400               $27.09                       Common sold

Fund VIII                  9/30/03              200                $27.17                       Common sold

Fund VIII                  9/30/03              500                $27.15                       Common sold

Fund VIII                  9/30/03              500                $27.11                       Common sold

Fund VIII                  9/30/03             1,400               $27.12                       Common sold

Fund VIII                  9/30/03             3,700               $26.95                       Common sold

Fund VIII                  9/30/03              100                $26.94                       Common sold

Fund VIII                  9/30/03             5,000               $26.80                       Common sold

Fund VIII                  9/30/03              600                $26.76                       Common sold

Fund VIII                  9/30/03             1,700               $26.75                       Common sold

Fund VIII                  9/30/03             2,000               $26.70                       Common sold

Fund VIII                  9/30/03              600                $26.79                       Common sold

Fund VIII                  9/30/03             2,000               $26.78                       Common sold

Fund VIII                  9/30/03             1,300               $26.77                       Common sold

Fund VIII                  9/30/03              900                $26.74                       Common sold

Fund VIII                  9/30/03             1,900               $26.73                       Common sold

Fund VIII                  9/30/03             1,300               $26.72                       Common sold

Fund VIII                  9/30/03              300                $26.69                       Common sold

Fund VIII                  9/30/03              300                $26.65                       Common sold

Fund VIII                  9/30/03              300                $26.68                       Common sold

Fund VIII                  9/30/03              100                $26.67                       Common sold

Fund VIII                  9/30/03              600                $26.60                       Common sold

Fund VIII                  9/30/03              100                $26.57                       Common sold

Fund VIII                  9/30/03              400                $26.55                       Common sold

Fund VIII                  9/30/03              200                $26.52                       Common sold

Fund VIII                  9/30/03              200                $26.51                       Common sold

Fund VIII                  9/30/03            11,900               $26.50                       Common sold

Fund VIII                  9/30/03              600                $26.59                       Common sold

Fund VIII                  9/30/03             2,500               $26.58                       Common sold

Fund VIII                  9/30/03              100                $26.53                       Common sold

Fund VIII                  9/30/03             1,200               $26.61                       Common sold

Fund VIII                  9/30/03              300                $26.82                       Common sold

Fund VIII                  10/1/03             5,100               $27.03                       Common sold

Fund VIII                  10/1/03             4,100               $27.10                       Common sold

Fund VIII                  10/1/03              700                $27.08                       Common sold

Fund VIII                  10/1/03              700                $27.05                       Common sold

Fund VIII                  10/1/03              700                $27.12                       Common sold

Fund VIII                  10/1/03             5,400               $27.09                       Common sold

Fund VIII                  10/1/03             1,900               $27.07                       Common sold

Fund VIII                  10/1/03              600                $27.06                       Common sold

Fund VIII                  10/1/03              300                $27.04                       Common sold

Fund VIII                  10/1/03             1,300               $27.00                       Common sold

Fund VIII                  10/1/03              800                $27.02                       Common sold

Fund VIII                  10/1/03              600                $27.01                       Common sold

Fund VIII                  10/1/03             1,200               $27.13                       Common sold

Fund VIII                  10/1/03             5,000               $27.15                       Common sold

Fund VIII                  10/1/03              500                $27.14                       Common sold

Fund VIII                  10/1/03              700                $27.12                       Common sold

Fund VIII                  10/1/03             4,300               $27.20                       Common sold

Fund VIII                  10/1/03              400                $27.21                       Common sold

Fund VIII                  10/1/03              500                $27.18                       Common sold

Fund VIII                  10/1/03             1,200               $27.17                       Common sold

Fund VIII                  10/1/03             1,500               $26.16                       Common sold

Fund VIII                  10/1/03             3,200               $27.24                       Common sold

Fund VIII                  10/1/03              300                $27.23                       Common sold

Fund VIII                  10/1/03             3,000               $27.25                       Common sold

Fund VIII                  10/1/03              900                $27.26                       Common sold

Fund VIII                  10/1/03              100                $27.30                       Common sold

Fund VIII                  10/1/03             3,100               $27.35                       Common sold

Fund VIII                  10/1/03             1,900               $27.36                       Common sold

Fund VIII                  10/2/03              300                $26.81                       Common sold

Fund VIII                  10/2/03              900                $26.90                       Common sold

Fund VIII                  10/2/03              300                $26.88                       Common sold

Fund VIII                  10/2/03             2,600               $26.95                       Common sold

Fund VIII                  10/2/03              900                $26.83                       Common sold

Fund VIII                  10/2/03             1,000               $27.04                       Common sold

Fund VIII                  10/2/03             2,000               $26.84                       Common sold

Fund VIII                  10/2/03              600                $26.96                       Common sold

Fund VIII                  10/2/03            12,800               $27.00                       Common sold

Fund VIII                  10/2/03              100                $27.02                       Common sold

Fund VIII                  10/2/03             1,000               $27.06                       Common sold

Fund VIII                  10/2/03              400                $26.94                       Common sold

Fund VIII                  10/2/03             1,100               $27.01                       Common sold

Fund VIII                  10/2/03              400                $26.82                       Common sold

Fund VIII                  10/2/03             5,900               $26.98                       Common sold

Fund VIII                  10/2/03             1,400               $26.97                       Common sold

Fund VIII                  10/2/03             5,500               $26.75                       Common sold

Fund VIII                  10/2/03              100                $26.80                       Common sold

Fund VIII                  10/2/03             1,500               $26.79                       Common sold

Fund VIII                  10/2/03              200                $26.86                       Common sold

Fund VIII                  10/2/03             2,300               $26.93                       Common sold

Fund VIII                  10/2/03              700                $27.05                       Common sold

Fund VIII                  10/2/03             1,500               $26.77                       Common sold

Fund VIII                  10/2/03             1,400               $26.89                       Common sold

Fund VIII                  10/2/03             2,100               $26.78                       Common sold

Fund VIII                  10/2/03             7,400               $26.99                       Common sold

Fund VIII                  10/2/03             1,600               $26.87                       Common sold

Fund VIII                  10/3/03             3,800               $26.50                       Common sold

Fund VIII                  10/3/03             4,500               $26.52                       Common sold

Fund VIII                  10/3/03             2,900               $26.55                       Common sold

Fund VIII                  10/3/03             1,200               $26.67                       Common sold

Fund VIII                  10/3/03             1,000               $26.68                       Common sold

Fund VIII                  10/3/03             2,700               $26.75                       Common sold

Fund VIII                  10/3/03              200                $26.77                       Common sold

Fund VIII                  10/3/03             1,700               $26.78                       Common sold

Fund VIII                  10/3/03             3,500               $26.79                       Common sold

Fund VIII                  10/3/03              400                $26.80                       Common sold

Fund VIII                  10/3/03              100                $26.89                       Common sold

Fund VIII                  10/3/03              300                $26.93                       Common sold

Fund VIII                  10/3/03              300                $26.95                       Common sold

Fund VIII                  10/3/03              100                $26.98                       Common sold

Fund VIII                  10/3/03             1,200               $26.99                       Common sold

Fund VIII                  10/3/03             1,600               $27.04                       Common sold

Fund VIII                  10/3/03              100                $27.05                       Common sold

Fund VIII                  10/3/03              100                $27.07                       Common sold

Fund VIII                  10/3/03              200                $26.84                       Common sold

Fund VIII                  10/3/03              800                $26.85                       Common sold

Fund VIII                  10/3/03              200                $26.92                       Common sold

Fund VIII                  10/3/03              500                $26.94                       Common sold

Fund VIII                  10/3/03              700                $27.09                       Common sold

Fund VIII                  10/3/03              800                $26.51                       Common sold

Fund VIII                  10/3/03              300                $27.02                       Common sold

Fund VIII                  10/3/03              400                $26.51                       Common sold

Fund VIII                  10/3/03              700                $26.65                       Common sold

Fund VIII                  10/3/03              700                $27.00                       Common sold

Fund VIII                  10/3/03             1,000               $27.05                       Common sold

Fund VIII                  10/3/03             1,500               $26.70                       Common sold

Fund VIII                  10/6/03             1,000               $26.25                       Common sold

Fund VIII                  10/6/03             1,300               $26.30                       Common sold

Fund VIII                  10/6/03              400                $26.35                       Common sold

Fund VIII                  10/6/03              500                $26.10                       Common sold

Fund VIII                  10/6/03              100                $26.11                       Common sold

Fund VIII                  10/6/03              200                $26.16                       Common sold

Fund VIII                  10/6/03              600                $26.25                       Common sold

Fund VIII                  10/6/03             1,400               $26.31                       Common sold

Fund VIII                  10/6/03             1,300               $26.30                       Common sold

Fund VIII                  10/6/03              400                $26.30                       Common sold

Fund VIII                  10/6/03              300                $26.13                       Common sold

Fund VIII                  10/6/03              600                $26.15                       Common sold

Fund VIII                  10/6/03              700                $26.16                       Common sold

Fund VIII                  10/6/03              300                $26.17                       Common sold

Fund VIII                  10/6/03              500                $26.18                       Common sold

Fund VIII                  10/6/03              600                $26.04                       Common sold

Fund VIII                  10/6/03              200                $26.10                       Common sold

Fund VIII                  10/6/03              100                $26.13                       Common sold

Fund VIII                  10/6/03              400                $26.04                       Common sold

Fund VIII                  10/6/03              200                $26.05                       Common sold

Fund VIII                  10/7/03              200                $26.04                       Common sold

Fund VIII                  10/7/03              100                $26.08                       Common sold

Fund VIII                  10/7/03             1,200               $26.05                       Common sold

Fund VIII                  10/7/03              400                $26.09                       Common sold

Fund VIII                  10/7/03              700                $26.11                       Common sold

Fund VIII                  10/7/03             5,000               $26.08                       Common sold

Fund VIII                  10/7/03            19,700               $26.04                       Common sold

Fund VIII                  10/7/03              300                $26.05                       Common sold

Fund VIII                  10/7/03            14,600               $26.04                       Common sold

Fund VIII                  10/8/03            12,200               $26.04                       Common sold

Fund VIII                  10/8/03             3,300               $26.04                       Common sold

Fund VIII                  10/8/03             1,000               $26.10                       Common sold

Fund VIII                  10/8/03              100                $26.18                       Common sold

Fund VIII                  10/8/03              100                $26.17                       Common sold

Fund VIII                  10/8/03              600                $26.15                       Common sold

Fund VIII                  10/8/03              300                $26.11                       Common sold

Fund VIII                  10/8/03              300                $26.12                       Common sold

Fund VIII                  10/8/03              400                $26.14                       Common sold

Fund VIII                  10/8/03             3,200               $26.18                       Common sold

Fund VIII                  10/8/03              600                $26.17                       Common sold

Fund VIII                  10/8/03             1,100               $26.15                       Common sold

Fund VIII                  10/8/03             4,300               $26.12                       Common sold

Fund VIII                  10/8/03              300                $26.13                       Common sold

Fund VIII                  10/8/03              300                $26.15                       Common sold

Fund VIII                  10/8/03              300                $26.13                       Common sold

Fund VIII                  10/8/03             1,400               $26.17                       Common sold

Fund VIII                  10/8/03             1,200               $26.16                       Common sold

Fund VIII                  10/8/03              700                $26.13                       Common sold

Fund VIII                  10/8/03              300                $26.12                       Common sold

Fund VIII                  10/8/03             1,000               $26.15                       Common sold

Fund VIII                  10/8/03              100                $26.14                       Common sold

Fund VIII                  10/8/03              800                $26.16                       Common sold

Fund VIII                  10/8/03             1,200               $26.17                       Common sold

Fund VIII                  10/8/03              100                $26.14                       Common sold

Fund VIII                  10/8/03              200                $26.25                       Common sold

Fund VIII                  10/8/03              300                $26.23                       Common sold

Fund VIII                  10/8/03              200                $26.21                       Common sold

Fund VIII                  10/8/03             1,800               $26.20                       Common sold

Fund VIII                  10/8/03              700                $26.22                       Common sold

Fund VIII                  10/8/03              300                $26.19                       Common sold

Fund VIII                  10/8/03             5,000               $26.30                       Common sold

Fund VIII                  10/8/03              600                $26.41                       Common sold

Fund VIII                  10/8/03              300                $26.42                       Common sold

Fund VIII                  10/8/03             1,100               $26.39                       Common sold

Fund VIII                  10/8/03             1,100               $26.40                       Common sold

Fund VIII                  10/8/03             1,700               $26.38                       Common sold

Fund VIII                  10/8/03              500                $26.37                       Common sold

Fund VIII                  10/8/03              200                $26.36                       Common sold

Fund VIII                  10/8/03              600                $26.35                       Common sold

Fund VIII                  10/8/03              500                $26.34                       Common sold

Fund VIII                  10/8/03              100                $26.26                       Common sold

Fund VIII                  10/8/03              300                $26.27                       Common sold

Fund VIII                  10/8/03              100                $26.24                       Common sold

Fund VIII                  10/8/03              400                $26.25                       Common sold

Fund VIII                  10/8/03             1,300               $26.33                       Common sold

Fund VIII                  10/8/03             1,100               $26.31                       Common sold

Fund VIII                  10/8/03             1,000               $26.29                       Common sold

Fund VIII                  10/8/03              900                $26.28                       Common sold

Fund VIII                  10/8/03              200                $26.25                       Common sold

Fund VIII                  10/8/03             1,500               $26.20                       Common sold

Fund VIII                  10/8/03              500                $26.18                       Common sold

Fund VIII                  10/8/03              500                $26.19                       Common sold

Fund VIII                  10/8/03              300                $26.15                       Common sold

Fund VIII                  10/8/03              200                $26.21                       Common sold

Fund VIII                  10/8/03              100                $26.14                       Common sold

Fund VIII                  10/8/03              700                $26.12                       Common sold

Fund VIII                  10/8/03              800                $26.43                       Common sold

Fund VIII                  10/8/03             1,500               $26.42                       Common sold

Fund VIII                  10/8/03              100                $26.32                       Common sold

Fund VIII                  10/8/03              800                $26.24                       Common sold

         (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated: October 9, 2003.

                                            FIRST RESERVE FUND VIII, L.P.

                                            By: First Reserve GP VIII, L.P.,
                                                General Partner
                                                By: First Reserve Corporation,
                                                    General Partner


                                                By: /s/ Thomas R. Denison
                                                    ----------------------------
                                                    Name: Thomas R. Denison
                                                    Title: Managing Director



                                            FIRST RESERVE GP VIII, L.P.

                                            By: First Reserve Corporation,
                                                General Partner


                                                By: /s/ Thomas R. Denison
                                                    ----------------------------
                                                    Name: Thomas R. Denison
                                                    Title: Managing Director



                                            FIRST RESERVE CORPORATION



                                            By: /s/ Thomas R. Denison
                                                --------------------------------
                                                Name: Thomas R. Denison
                                                Title: Managing Director